Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:
Jon S. Bennett
Vice President and
Chief Financial Officer
MAJESTIC STAR CASINO
(702) 388-2224

THE MAJESTIC STAR CASINO, LLC ANNOUNCES
THIRD QUARTER 2006 RESULTS

November 8, 2006, Las Vegas, NV - The Majestic Star Casino, LLC today released financial results for the three- and nine-month periods ended September 30, 2006. The Majestic Star Casino, LLC and its subsidiaries (collectively, the “Company” or “Majestic”) operate two adjacent dockside gaming facilities (“Majestic Star” and “Majestic Star II”) supported by a pavilion containing restaurants and a lounge (“BHR” and together with Majestic Star and Majestic Star II the “Majestic Properties”) located in Gary, Indiana, and two Fitzgeralds brand casinos located in Tunica, Mississippi (“Fitzgeralds Tunica”) and Black Hawk, Colorado (“Fitzgeralds Black Hawk”).

Consolidated Results: Three-Month Period Ended September 30, 2006

The Company’s net revenues for the three-month period ended September 30, 2006 were $86.4 million, an increase of $21.7 million, or 33.4%, from the same period in 2005. Casino revenues increased $25.4 million, or 36.5%, to $94.8 million. The increase in net revenues and casino revenues is primarily due to the acquisition of Majestic Star II and its interests in BHR and Buffington Harbor Parking Association (“BHPA”) (together “the Acquired Entities”). The Acquired Entities contributed net revenues and casino revenues of $25.6 million and $28.5 million, respectively. Majestic Star had declines in net revenues and casino revenues of $5.2 million and $4.6 million, respectively, during the three months ended September 30, 2006 as compared to the same period in 2005. During the third quarter, promotional allowances, which are deducted from gross revenues to arrive at net revenues, increased to $17.3 million from $11.7 million in the same quarter last year. The increase in promotional allowances is due to the acquisition of Majestic Star II and greater levels of promotional and complimentary activities at Majestic Star and Fitzgeralds Tunica. At the Majestic Properties, promotional and complimentary expenses increased as management attempted to improve the level of gaming play of existing customers and to reintroduce our gaming facilities to customers that patronized the Majestic Properties prior to the acquisition and integration of Trump Indiana. At Fitzgeralds Tunica, promotional and complimentary expenses increased as part of the repositioning of the property to attract a higher worth gaming customer and to remain competitive with the marketing and promotions of other gaming properties in the Tunica market.

The Company expects to report a net loss of $5.8 million compared to a net loss of $0.1 million for the same period in 2005. The $5.7 million increase in net loss for the three months ended September 30, 2006 was mainly due to lower net revenues at Majestic Star, lower than anticipated revenues at the Acquired Entities and an increase in interest expense of $7.6 million resulting from the long-term debt incurred to finance the purchase of the Acquired Entities. The increase in interest expense was partially offset by a one-time property tax credit in the amount of $1.1 million at the Majestic Properties.

For the three-month period ended September 30, 2006, adjusted EBITDA was $17.1 million, compared to adjusted EBITDA of $13.4 million in the same period last year, an increase of $3.7 million, or 28.2%. The Majestic Properties contributed $2.8 million to the increase. At Fitzgeralds Tunica and Fitzgerald Black Hawk adjusted EBITDA increased $0.6 million and $0.3 million, respectively, from the prior year. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, amortization, and other non-operating expenses, which is primarily non-usage fees on the credit facility) adjusted for the loss on investment in BHR (which is depreciation expense and applicable in the three- and nine-month periods ended September 30, 2005), and certain non-recurring charges as identified in the table at the end of this press release, which reconciles net income (loss) to EBITDA and adjusted EBITDA. See the detailed explanation below as to the usefulness and limitations of using EBITDA and adjusted EBITDA as financial measures and a reconciliation of net income (loss) to EBITDA and adjusted EBITDA.

Consolidated Results: Nine-Month Period Ended September 30, 2006

The Company’s net revenues for the nine-month period ended September 30, 2006 were $271.9 million, an increase of $77.2 million, or 39.7%, from the same period in 2005. Casino revenues increased $79.8 million, or 38.2%, to $288.7 million. The increase is primarily due to the Acquired Entities, which contributed net revenues and casino revenues of $85.0 million and $88.7 million, respectively. Majestic Star had declines in net revenues and casino revenues of $9.3 million and $11.7 million, respectively, during the nine months ended September 30, 2006 as compared to the same period in 2005.

For the nine-month period ended September 30, 2006, the Company expects to report a net loss of $4.8 million as compared to a net loss of $0.7 million for the same period in 2005. The $4.1 million increase in net loss for the nine months ended September 30, 2006 is principally due to lower net revenues at Majestic Star, lower than anticipated revenues at the Acquired Properties and an increase in interest expense of $22.7 million due to our higher levels of debt. As mentioned in the three-month discussion, the Company is recognizing a $1.1 million one-time property tax savings. Negatively impacting net income during the nine months ended September 30, 2005 was a $2.3 million charge resulting from the termination of the sale of Fitzgeralds Black Hawk and $1.5 million of catch-up depreciation and amortization that had been suspended when the related assets were classified as held for sale.

For the nine-month period ended September 30, 2006, adjusted EBITDA was $63.4 million, compared to adjusted EBITDA of $42.2 million in the same period last year, an increase of $21.2 million, or 50.2%. The Majestic Properties contributed $22.9 million of the increase. Adjusted EBITDA at Fitzgeralds Tunica and Fitzgeralds Black Hawk decreased $0.6 million and $0.5 million, respectively, from the prior year. During the nine months ended September 30, 2006 as compared to the same period in 2005, corporate expenses, exclusive of the $2.3 million charge related to the termination of the Fitzgeralds Black Hawk sale, increased $0.7 million primarily due to increases in payroll. Higher corporate expenses negatively impacted the Company’s adjusted EBITDA.

Total cash and cash equivalents at September 30, 2006 was $26.8 million as compared to $32.4 million at December 31, 2005. Total debt outstanding at September 30, 2006 was $576.1 million compared to $592.9 million at December 31, 2005. The Company had $53.8 million available on its $80.0 million credit facility at September 30, 2006.

Majestic Star/Majestic Star II/BHR/BHPA (“Majestic Properties”)

The Majestic Properties’ net revenues increased from $34.7 million in the third quarter of 2005 to $55.0 million in the third quarter of 2006, and from $105.0 million in the nine-month period ended September 30, 2005 to $180.6 million in the same period in 2006. These increases in net revenues were due to increases in casino revenues of $23.9 million, or 63.3%, to $61.6 million for the third quarter of 2006 and $76.9 million, or 67.6%, to $190.8 million for the nine months ended September 30, 2006. These increases were due to the Acquired Entities.

Adjusted EBIDTA increased in the three- and nine-month periods ended September 30, 2006 from $6.8 million and $21.8 million, respectively, to $9.5 million and $44.8 million, respectively, principally due to the Acquired Entities. The adjusted EBITDA margin declined from 19.5% in the third quarter of 2005 to 17.3% in the third quarter of 2006. A significant portion of this decline resulted from increases in marketing and promotions (which while impacting net revenues also contributed to our lower adjusted EBITDA). During the third quarter of 2006, management increased marketing and promotional expenses by $5.9 million, or 82.1%, over the second quarter 2006. The Majestic Properties also incurred $0.5 million of greater payroll expenses in the third quarter as compared to the second quarter, as changes were made in management, and staff was added to improve casino operations and guest service. The adjusted EBITDA margins for the nine months ended September 30, 2006 and 2005 were 24.8% and 20.8%, respectively.

Fitzgeralds Tunica

Fitzgeralds Tunica’s net revenues increased from $20.8 million in the third quarter of 2005 to $22.4 million in the third quarter of 2006 and from $62.8 million in the nine-month period ended September 30, 2005 to $65.4 million in the same period in 2006. These increases in net revenues were due to increases in casino revenues, which increased from $21.9 million in the third quarter of 2005 to $23.7 million for the third quarter of 2006 and from $66.2 million to $70.0 million for the nine months ended September 30, 2006 compared to the same period in 2005.

EBITDA for the three months ended September 30, 2006 increased to $5.6 million from $5.0 million in the year earlier period. In the nine-month period ended September 30, 2006, EBITDA was $15.5 million as compared to $16.1 million in the same period last year. For the three months ended September 30, 2006 as compared to the year earlier period, the EBITDA margin increased from 24.0% to 25.0%, and for the nine months ended September 30, 2006 as compared to the same period in 2005, the EBITDA margin declined from 25.6% to 23.7%. The increase in EBITDA and the EBITDA margin in the third quarter of 2006 reflects management’s efforts to reposition the property and expand its offerings to higher value gaming customers. For the quarter, volumes were up significantly. Table game drop increased 68.9% in the third quarter of 2006 from the same quarter last year. Slot coin-in increased 3.4% in the three months ended September 30, 2006 compared to last year.

Fitzgeralds Black Hawk

Fitzgeralds Black Hawk’s net revenues were down $0.3 million to $8.9 million and down $1.0 million to $25.9 million during the three- and nine-month periods ended September 30, 2006 and 2005, respectively. These declines in net revenues directly resulted from declines in casino revenue of $0.3 million and $0.9 million in the third quarter and nine months ended September 30, 2006, respectively. The lower levels of casino revenue in the three- and nine-month periods ended September 30, 2006 compared to the year earlier periods were caused primarily by declines in slot handle of 9.5% and 6.2%, respectively, offset by increases in slot win percentages of 6.8% and 3.5%, respectively. The decline in slot handle is directly related to the expansion, new amenities and greater levels of marketing at competitors.

In the third quarter of 2006, EBITDA increased $0.3 million to $3.2 million from the year earlier period. EBITDA declined to $8.1 million in the nine-month period ended September 30, 2006 from $8.6 million in the previous year same period. Negatively impacting Fitzgerald Black Hawk’s performance during the quarter and year ended September 30, 2005 was the closure of the main highway from Denver to Black Hawk from June 21 to September 12, 2005 due to a major landslide. EBITDA margins for the three- and nine-month periods of 2006 were 36.2% and 31.3%, respectively, and 32.2% and 32.1%, respectively, for the year earlier periods.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, our significant indebtedness; the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility, our 9 ½% senior secured notes and our 9 ¾% senior notes; increased competition in existing markets or the opening of new gaming jurisdictions; failure to realize the anticipated benefits of the Majestic Star II acquisition; loss of Majestic Star II customers because of Majestic Star II’s loss of affiliation with other Trump casinos; failure to meet the financial covenants contained in the Loan and Security Agreement to the $80.0 million credit facility, causing an event of default to the $80.0 million credit facility and a cross default to the 9 ½% senior secured notes and 9 ¾% senior notes; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; any unanticipated liabilities resulting from the Trump Indiana acquisition; employee reductions and union related issues; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes; other adverse conditions, such as adverse economic conditions in the Company’s markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission (“SEC”) or otherwise.

For more information on these and other factors, see the Company’s Form 10-K for the year ended December 31, 2005 and its other current and periodic reports filed with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer, at (702) 388-2224.

The Company will hold a conference call to discuss its third quarter earnings results at 11:00 a.m. Eastern Standard Time on Thursday, November 9, 2006. The call can be accessed by calling (800) 416-4612. Until November 16, 2006, a complete replay of the conference call can be accessed by dialing (800) 633-8284, pass code 21309471.

Consolidated Statement of Operations, Operating Results by Entity and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

Consolidated Statement of Operations

	For the Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
OPERATING REVENUES:
Casino	$94,839,802	$69,486,837	$288,667,449	$208,845,447
Rooms	2,943,349	2,004,744	8,556,120	5,716,417
Food and beverage	4,170,994	3,561,963	12,489,828	10,532,339
Other	1,709,908	1,366,804	5,117,603	3,817,281
Gross revenues	103,664,053	76,420,348	314,831,000	228,911,484
Less: promotional allowances	17,274,270	11,683,525	42,965,928	34,259,570
Net operating revenues	86,389,783	64,736,823	271,865,072	194,651,914

OPERATING COSTS AND EXPENSES:
Casino	21,820,463	16,882,422	65,293,510	50,388,047
Rooms	862,425	448,211	2,468,620	1,273,264
Food and beverage	2,111,213	1,468,569	6,388,406	4,434,412
Other	278,216	259,099	767,696	760,976
Gaming taxes	22,282,835	15,025,064	66,738,090	45,075,257
Advertising and promotion	5,651,828	3,951,372	14,190,448	11,346,300
General and administrative	13,272,892	10,815,662	42,538,453	31,388,398
Corporate expense (1)	1,242,897	1,367,628	4,962,562	6,525,812
Economic incentive tax - City of Gary	1,734,721	1,131,164	5,086,735	3,419,136
Depreciation and amortization (7)	7,976,694	5,420,949	23,596,542	16,808,617
Loss on investment in Buffington Harbor
Riverboats, LLC (2)	-	611,448	-	1,820,646
Loss (gain) on sale of assets	2,158	23,378	(2,146)	61,353
Total operating costs and expenses	77,236,342	57,404,966	232,028,916	173,302,218

Operating income	9,153,441	7,331,857	39,836,156	21,349,696

OTHER INCOME (EXPENSE):
Interest income	127,512	82,747	349,889	181,363
Interest expense	(13,450,864)	(7,474,473)	(40,199,565)	(22,154,497)
Interest expense - debt pushed down (3)
from Majestic Holdco	(1,591,635)	-	(4,661,889)	-
Other non-operating expense (4)	(31,530)	(37,191)	(82,733)	(115,860)
Total other expense	(14,946,517)	(7,428,917)	(44,594,298)	(22,088,994)

Net loss	$(5,793,076)	$(97,060)	$(4,758,142)	$(739,298)

See notes at the end of this report.

Operating Results by Entity

	For The Three Months Ended		For The Nine Months Ended
(in thousands)	September 30,		September 30,
	2006	2005	2006	2005
Net revenues:
Majestic Properties	$55,041	$34,707	$180,616	$105,012
Fitzgeralds Tunica	22,426	20,781	65,395	62,817
Fitzgeralds Black Hawk	8,923	9,249	25,854	26,823
Total	$86,390	$64,737	$271,865	$194,652

Operating income (loss):
Majestic Properties	$4,420	$3,972	$29,559	$13,581
Fitzgeralds Tunica	3,289	2,403	8,875	8,495
Fitzgeralds Black Hawk (7)	2,717	2,411	6,447	6,084
Corporate (1)	(1,273)	(1,390)	(5,045)	(6,591)
Majestic Investor Holdings (5)	-	(64)	-	(219)
Total	$9,153	$7,332	$39,836	$21,350

Net Income (loss)
Majestic Properties (6)	$4,505	$(2,998)	$29,930	$(7,128)
Fitzgeralds Tunica	3,306	2,414	8,940	8,522
Fitzgeralds Black Hawk (7)	2,723	2,411	6,432	6,084
Corporate (1) (3) (6)	(16,327)	(1,389)	(50,060)	(6,591)
Majestic Investor Holdings (5)	-	(535)	-	(1,626)
Total	$(5,793)	$(97)	$(4,758)	$(739)

EBITDA
Majestic Properties	$9,531	$6,159	$44,775	$20,004
Fitzgeralds Tunica	5,609	4,980	15,526	16,081
Fitzgeralds Black Hawk	3,233	2,976	8,095	8,609
Corporate (1)	(1,242)	(1,367)	(4,963)	(6,525)
Majestic Investor Holdings (5)	-	5	-	(11)
Total	$17,131	$12,753	$63,433	$38,158

Adjusted EBITDA
Majestic Properties	$9,531	$6,770	$44,775	$21,825
Fitzgeralds Tunica	5,609	4,980	15,526	16,081
Fitzgeralds Black Hawk	3,233	2,976	8,095	8,609
Corporate	(1,242)	(1,367)	(4,963)	(4,268)
Majestic Investor Holdings (5)	-	5	-	(11)
Total	$17,131	$13,364	$63,433	$42,236

See notes at the end of this report.

Operating Results by Entity (continued)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Operating Margin
Majestic Properties	8.0%	11.4%	16.4%	12.9%
Fitzgeralds Tunica	14.7%	11.6%	13.6%	13.5%
Fitzgeralds Black Hawk	30.4%	26.1%	24.9%	22.7%
Total	10.6%	11.3%	14.6%	11.0%

Adjusted EBITDA Margin
Majestic Properties	17.3%	19.5%	24.8%	20.8%
Fitzgeralds Tunica	25.0%	24.0%	23.7%	25.6%
Fitzgeralds Black Hawk (7)	36.2%	32.2%	31.3%	32.1%
Total	19.8%	20.6%	23.3%	21.7%

			As of	As of
			September 30,	September 30,
			2006	2005
			(in thousands)
Expenditure for additions to long-lived assets:
Majestic Properties			$4,911	$4,061
Fitzgeralds Tunica			5,988	3,996
Fitzgeralds Black Hawk			3,602	2,015
Corporate			126	-
Total			$14,627	$10,072

See notes at the end of this report.

EBITDA (and adjusted EBITDA) are presented solely as a supplemental disclosure because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management defines EBITDA as earnings before interest, taxes, depreciation and amortization, and non-operating charges. Adjusted EBITDA is defined as EBITDA adjusted for the loss on investment in BHR (for 2005 only) and certain non-recurring charges. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believes that some investors and lenders consider EBITDA and adjusted EBITDA to be useful measures in determining the Company’s ability to service or incur debt and for estimating the Company’s underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs. The Loan and Security Agreement (“Agreement”) governing the Company’s $80.0 million credit facility, as amended, requires that the Company maintain certain minimum EBITDA levels as defined in the Agreement. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA.

Reconciliations of net income (loss) to EBITDA and adjusted EBITDA are presented below.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
(in thousands)	2006	2005	2006	2005

Majestic Properties
Net income (loss) (6)	$4,505	$(2,998)	$29,930	$(7,128)
Interest income	(87)	(67)	(220)	(137)
Interest expense (6)	2	7,000	(151)	20,730
Depreciation and amortization	5,111	2,187	15,216	6,423
Non-operating expenses	-	37	-	116
EBITDA	9,531	6,159	44,775	20,004
Loss on BHR (2)	-	611	-	1,821
Adjusted EBITDA	$9,531	$6,770	$44,775	$21,825

Fitzgeralds Tunica
Net income	$3,306	$2,414	$8,940	$8,522
Interest income	(17)	(12)	(65)	(28)
Depreciation and amortization	2,320	2,578	6,651	7,587
EBITDA/Adjusted EBITDA	$5,609	$4,980	$15,526	$16,081

Fitzgeralds Black Hawk
Net income	$2,723	$2,411	$6,432	$6,084
Interest income	(7)	-	(7)	-
Interest expense	1	-	22	-
Depreciation and amortization (7)	516	565	1,648	2,525
EBITDA/Adjusted EBITDA	$3,233	$2,976	$8,095	$8,609

Corporate
Net loss (1) (3) (6)	$(16,327)	$(1,389)	$(50,060)	$(6,591)
Interest income	(16)	-	(58)	-
Interest expense (3) (6)	15,039	-	44,990	-
Depreciation and amortization	30	22	82	66
Other non-operating expense (4)	32	-	83	-
EBITDA	$(1,242)	$(1,367)	$(4,963)	$(6,525)
Costs related to the cancellation of Fitzgeralds
Black Hawk sale	-	-	-	2,257
Adjusted EBITDA	$(1,242)	$(1,367)	$(4,963)	$(4,268)

Majestic Investor Holdings (5)
Net loss	$-	$(535)	$-	$(1,626)
Interest income	-	(4)	-	(17)
Interest expense	-	475	-	1,424
Depreciation and amortization	-	69	-	208
EBITDA/Adjusted EBITDA	$-	$5	$-	$(11)

Consolidated
Net loss	$(5,793)	$(97)	$(4,758)	$(739)
Interest income	(127)	(83)	(350)	(182)
Interest expense	15,042	7,475	44,861	22,154
Depreciation and amortization	7,977	5,421	23,597	16,809
Non-operating expenses	32	37	83	116
EBITDA	$17,131	$12,753	$63,433	$38,158
Loss on BHR (2)	-	611	-	1,821
Costs related to the cancellation of Fitzgeralds
Black Hawk sale	-	-	-	2,257
Adjusted EBITDA	$17,131	$13,364	$63,433	$42,236

See notes at the end of this report.

Notes:

(1)
Corporate expenses reflect payroll, benefits, travel and other costs associated with our corporate staff and are not allocated to the properties. In the nine-month period ended September 30, 2005, corporate includes the $2.3 million charge related to the termination of the Fitzgeralds Black Hawk sale.

(2)	Represents depreciation expense from the Company’s investment in Buffington Harbor Riverboats, LLC prior to December 21, 2005.
(3)
Includes $1.6 million and $4.7 million of interest expense related to the pushdown of interest expense, financing costs and associated amortization from the issuance of Majestic Holdco’s Discount Notes for the three and nine months ended September 30, 2006, respectively. On December 21, 2005, Majestic Holdco issued the Discount Notes in conjunction with the acquisition of Trump Indiana and certain concurrent redemption and re-financing transactions. The Discount Notes are solely the obligation of Majestic Holdco and Majestic Star Holdco, Inc. (the co-issuer with Majestic Holdco) and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the Discount Notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the Discount Notes. Further, the indentures governing the Company’s 9 ½% senior secured notes and the 9 ¾% senior notes and the loan and security agreement, which governs the Company’s $80.0 million senior secured credit facility, preclude distributions by the Company to Majestic Holdco unless certain financial tests are met.

(4)	Non-usage fees on the Company’s credit facility.
(5)	Majestic Investor Holdings, LLC was merged with The Majestic Star Casino, LLC in March of 2006.
(6)
Effective January 1, 2006, the entire $240.0 million of the original 9 ½% senior secured notes and the outstanding balance of $47.2 million drawn on the senior secured credit facility was transferred from Majestic Star to Corporate. For purposes of comparability, the interest expense incurred on this debt has been reclassified from Majestic Star to Corporate on the tables above entitled Operating Results by Entity and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total.

(7)
In the nine-month period ended September 30, 2005, Fitzgeralds Black Hawk is recognizing $1.5 million of depreciation and amortization expense, which is principally catch-up depreciation and amortization on those assets that were not depreciated or amortized while Fitzgeralds Black Hawk’s assets were held for sale.